Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), effective as of the 16 day of December, 2013 (the “Effective Date”) is entered into by Spark Therapeutics, LLC, a Delaware limited liability company (the “Company”), and Kathy A. High, M.D., an individual residing at 201 Greenway Lane, Merion Station, PA, 19066 (the “Consultant”).

INTRODUCTION

The Company and the Consultant desire to establish the terms and conditions under which the Consultant will provide services to the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company and mutually agreed to by the parties, including, but not limited to, the services specified on Schedule A to this Agreement (the “Services”).

2. Term. This Agreement shall commence on the date hereof and shall continue until the earlier of (i) October 1, 2017 or (ii) the date the Consultant ceases providing Services under this Agreement (such period, as it may be extended or sooner terminated in accordance with the provisions of Section 4, being referred to as the “Consultation Period”).

3. Compensation.

3.1 Consulting Fees, (a) Subject to approval of the Board of the Company, the Company will grant to the Consultant 2,000,000 Series 2 Common Shares (the “Shares”) pursuant to the terms of a Common Share Membership Agreement (the “Membership Agreement”). The Consultant acknowledges that the Shares shall be subject to dilution by future issuances of securities by the Company. The Membership Agreement shall provide that, so long as the Consultant provides Services to the Company, the Shares shall vest as follows: 25% of the Shares shall vest on the one (1) year anniversary of the date of this Agreement (the “Cliff Vest Date”), with the remaining Shares vesting in equal quarterly installments over the 3 year period commencing on the Cliff Vest Date. Any unvested Shares will vest upon a Change of Control. In addition, the Membership Agreement shall provide that the Consultant shall become a member under that certain Amended and Restated Limited Liability Company Agreement, dated as of October 14, 2013, by and among the Company and its members, upon execution and delivery of the Membership Agreement. For purposes of this Section 3.1, a “Change of Control” means (i) any merger, reorganization, consolidation, recapitalization or other transaction or series of related transactions, including a transfer of equity securities of the Company, whether or not the Company is the surviving or continuing entity in such transaction, and whether or not the Company is a party thereto, that results in the holders of shares of the Company immediately prior to such transaction or transactions holding, immediately after such transaction or transactions (whether by virtue of securities issued as consideration for the transaction or otherwise), less than 50% of the voting power of the surviving, continuing or purchasing entity; or (ii) any sale, lease or other disposition of all or substantially all of the assets (tangible or intangible) of the Company and its subsidiaries, if any, taken as a whole. For avoidance of doubt, the sale of shares by the Company in connection with a bona fide equity financing of the Company shall not be deemed a Change in Control.

3.2 Expenses. The Consultant shall be reimbursed for all business expenses incurred by the Consultant in connection with, or related to, the performance of the Services.

3.3 Benefits. The Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, health insurance, social security, unemployment, medical or pension payments, made available to employees of the Company.

4. Termination. This Agreement may be terminated prior to the end of the Consultation Period in the following manner: (a) by either the Company or the Consultant upon not less than thirty (30) days prior written notice to the other party; (b) by the non-breaching party, upon twenty-four (24) hours prior written notice to the breaching party if one party has materially breached this Agreement; (c) at any time upon the mutual written consent of the parties hereto; or (d) by the Consultant effective upon delivery of written notice to the Company that the Consultant must cease performing Services under this Agreement to comply with the policies of the University of Pennsylvania. Notwithstanding the foregoing, the Company may terminate this Agreement effective immediately by giving written notice to the Consultant if the Consultant breaches or threatens to breach any provision of Sections 6, 7 or 10.

5. Cooperation. The Consultant shall use her best efforts in the performance of her obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform her obligations hereunder. The Consultant shall cooperate with the Company’s personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property which Consultant has been made aware of by the Company.

6. Proprietary Information and Inventions.

6.1 Proprietary Information.

(a) The Consultant acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of providing Services to the Company she will have access to and contact with Proprietary Information (as defined below). The Consultant will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by the Consultant.

(b) For purposes of this Agreement, “Proprietary Information” shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant from the Company in the course of providing Services as a consultant to the Company.

(c) The Consultant’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by the Consultant or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company.

(d) The Consultant agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information created by the Consultant during the performance of the Services or which shall come into her custody or possession during the performance of the Services, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of the Consultant shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(e) The Consultant agrees that her obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (d) above, and her obligation to return materials and tangible property set forth in paragraph (d) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to the Consultant.

(f) The Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions that are known and applicable to her and to take all reasonable actions requested of her by the Company to discharge the obligations of the Company under such agreements.

6.2 Inventions.

(a) All inventions, ideas, creations, discoveries, computer programs, works of authorship, data, developments, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable) which are made, conceived, reduced to practice, created, written, designed or developed by the Consultant, solely or jointly with others or under her direction and whether during normal business hours or otherwise during the performance of the Services or if directly derived from Proprietary Information ( “Inventions”), shall be the sole property of the Company. The Consultant hereby assigns to the Company all Inventions and any and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefor, in the United States and elsewhere and appoints any officer of the Company as her duly authorized attorney to execute, file, prosecute and protect the same before any government agency, court or authority. However, this paragraph shall not apply to Inventions which do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Invention is created, made, conceived or reduced to practice and which are made and conceived by the Consultant, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information.

(b) Upon the request of the Company and at the Company’s expense, the Consultant shall execute such further assignments, documents and other instruments as may be necessary or desirable to fully and completely assign all Inventions to the Company and to assist the Company in applying for, obtaining and enforcing patents or copyrights or other rights in the United States and in any foreign country with respect to any Invention. The Consultant also hereby waives all claims to moral rights in any Inventions.

(c) The Consultant shall promptly disclose to the Company all Inventions and will maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7. Non-Solicitation. During the Consultation Period and for a period of one (1) year thereafter, the Consultant shall not, either alone or in association with others, (i) solicit, or permit any organization directly or indirectly controlled by the Consultant to solicit, any employee of the Company to leave the employ of the Company; (ii) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Consultant to solicit for employment, hire or engage as an independent contractor, any person who is employed or engaged by the Company; and/or (iii) solicit, divert or take away, the business or patronage of any of the clients, customers or accounts or prospective clients, customers or accounts, of the Company that were contacted, solicited or served by the Consultant on behalf of the Company during the term of the Consultant’s engagement with the Company.

8. Other Agreements. The Consultant hereby represents that, except as the Consultant has disclosed in writing to the Company, the Consultant is not bound by the terms of any agreement with any third party (excluding for this purpose any academic and research institutions or not-for-profit organization) to refrain from competing with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. The Consultant further represents that her performance of all the terms of this Agreement and the performance of the Services as a consultant of the Company do not and will not breach any agreement with any third party to which the Consultant is a party (including, without limitation, any nondisclosure or non-competition agreement), and that the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.

9. Independent Contractor Status.

9.1 The Consultant shall perform all Services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. The Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9.2 The Consultant shall have the right to control and determine the time, place, methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by the Consultant on any given day will be entirely within the Consultant’s control, and the Company will rely on the Consultant to put in the amount of time necessary to fulfill the requirements of this Agreement. The Consultant will provide her own equipment and supplies required to perform the Services. The Consultant is not required to attend regular meetings at the Company. However, upon reasonable notice, the Consultant shall meet with representatives of the Company at a location to be designated by the parties to this Agreement.

9.3 In the performance of the Services, the Consultant has the authority to control and direct the performance of the details of the Services, the Company being interested only in the results obtained. However, the Services contemplated by the Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion.

9.4 The Consultant shall not use the Company’s trade names, trademarks, service names or service marks without the prior approval of the Company.

9.5 The Consultant shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage.

10. Non-Competition. The Consultant retains the right to contract with other companies or entities for Consultant’s consulting services without restriction; provided, that during the Consultation Period and for a period of six (6) months thereafter, the Consultant may not consult for any companies with respect to matters in the field of gene therapy using AAV vectors for ocular, liver, or neurodegenerative disease. The Company retains a right to contract with other companies and/or individuals for consulting services without restriction.

11. Remedies. The Consultant acknowledges that any breach of the provisions of Sections 6, 7 or 10 of this Agreement may result in serious and irreparable injury to the Company for which the Company cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company may be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages or posting a bond.

12. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 13.

13. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

14. HHMI/CHOP Uniform Consulting Agreement Provisions. Attached to this Agreement as Exhibit A are the Howard Hughes Medical Institution and The Children’s Hospital of Philadelphia Uniform Consulting Agreement Provisions (the “Uniform Provisions”). The parties agree that the Uniform Provisions are an integral part of this Agreement and this Agreement shall have no force or effect unless the Uniform Provisions are signed by both parties. In the event of any conflict between this Agreement and the Uniform Provisions, the Uniform Provisions shall govern.

15. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

16. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Consultant.

17. Non-Assignability of Contract. This Agreement is personal to the Consultant and the Consultant shall not have the right to assign any of her rights or delegate any of her duties without the express written consent of the Company. Any non-consented-to assignment or delegation, whether express or implied or by operation of law, shall be void and shall constitute a breach and a default by the Consultant.

18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any other jurisdiction.

19. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective permitted successors and assigns, provided, however, that the obligations of either party shall not be assigned by such party without the prior written consent of the other party.

20. Interpretation. If any restriction set forth in Section 6, Section 7 or Section 10 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

21. Survival. Sections 4 through 23, and Exhibit A hereto shall survive the expiration or termination of this Agreement.

22. Miscellaneous.

22.1 No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

22.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

22.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SPARK THERAPEUTICS, LLC

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	Chief Executive Officer

CONSULTANT

/s/ Kathy A. High
Name: Kathy A. High, M.D.

Signature Page to Consulting Agreement

SCHEDULE A

Description of Services

The consultant will:

1.	Provide advice on a clinical study of AAV vector expressing RPE65 in children and adults with a for of early onset retinal dystrophy due to mutations in RPE65.

2.	Provide advice on a clinical study of an AAV vector expressing REP-1 in adults with choroideremia.

3.	Provide advice on a clinical study of AAV vectors expressing Factor IX under the control of a liver-specific promoter in men with severe hemophilia B.

4.	Provide advice on a clinical study of AAV vectors expressing Factor VIII in men with severe hemophilia A.

5.	Provide advice on a clinical study of AAV vectors expressing a miRNA sequence in individuals with Huntingtons disease.

EXHIBIT A

THE HOWARD HUGHES MEDICAL INSTITUTE AND THE CHILDREN’S HOSPITAL OF PHILADELPHIA UNIFORM CONSULTING AGREEMENT PROVISIONS

1.	The Howard Hughes Medical Institute (“HHMI”) employs laboratory heads at major universities, medical schools, research institutes, and hospitals throughout the United States, including The Children’s Hospital of Philadelphia (“Host Institution”). These Uniform Consulting Agreement Provisions (the “Uniform Provisions”) are attached to an agreement (the “Agreement”) under which an HHMI laboratory head (the “Consultant”) has agreed to provide consulting services to the company named in the Agreement (the “Company”). The Consultant and the Company agree that the Agreement shall have no force or effect unless these Uniform Provisions are signed by both parties and attached to the Agreement. By signing the Uniform Provisions, the Consultant and the Company agree to abide by them, and also agree that if anything in the Agreement is inconsistent with the Uniform Provisions, the Uniform Provisions shall govern.

2.	The Agreement shall disclose all compensation of whatever kind that is to be provided to the Consultant in connection with the consulting services. Incentive compensation, such as bonuses in cash, stock, or other property that are based on the Company’s profitability or sales, is not permitted.

3.	(a) The following applies if the Company’s stock is publicly traded on a securities exchange: The Consultant will at no time hold more than 5 percent of the equity of the Company, as calculated in accordance with HHMI Policy SC-500, Consulting for Companies - General Policy, available at http://www.hhmi.org/about/research/policies.html. If equity is to be issued to the Consultant in connection with the provision of consulting services, the Consultant must provide all relevant documents to HHMI for review and approval.

(b) The following applies if the Company’s stock is not publicly traded on a securities exchange: The Company and the Consultant each acknowledge that they have reviewed HHMI Policy SC-500, Consulting for Companies – General Policy and HHMI Policy SC-520, Consulting for and Equity Ownership in Start-Up and Other Private Companies, available at http://www.hhmi.org/about/research/policies.html. The Consultant agrees that he or she will, and the Company agrees that Consultant will be permitted to, reduce his or her equity ownership in the Company as necessary in order to remain in compliance with HHMI Policy SC-500 and HHMI Policy SC-520 at all times. The Company and the Consultant agree to provide information to HHMI upon request that will allow HHMI to confirm compliance with HHMI’s policies. In addition, Consultant must provide all documents relating to equity ownership that the Consultant will be asked to sign to HHMI for its prior review and approval.

4.	The Consultant’s services for the Company shall consist only of the exchange of ideas and provision of advice; the Consultant shall not direct or conduct research for or on behalf of the Company.

5.	The Company acknowledges that the Consultant is an HHMI employee and is subject to HHMI’s policies, including policies concerning consulting, conflicts of interest, and intellectual property. In accordance with HHMI policy, the Consultant may disclose to the Company any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to the Company information that (i) is proprietary to HHMI or the Host Institution and (ii) is not generally available to the public, except through formal technology transfer procedures.

6.	Subject to the terms of paragraph 7, below, the Consultant may assign to the Company any right, title and interest the Consultant may have in any invention, discovery, improvement, or other intellectual property which (i) the Consultant (whether alone or with others) develops (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as an HHMI employee or faculty member of the Host Institution.

7.	The Company shall have no rights by reason of the Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of HHMI or the Host Institution. The Company also acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by the Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his or her capacity as an employee of HHMI or a member of the faculty of the Host Institution.

8.	The Company agrees, at its sole expense, to defend HHMI and Host Institution against, and to indemnify and hold HHMI and Host Institution harmless from, any claim, liability, judgment, cost, expense, damage, deficiency, loss, or obligation, of any kind or nature (including without limitation reasonable attorneys’ fees and other costs and expenses of defense) relating to a claim or suit by a third party against HHMI or Host Institution, either arising from the Agreement, the Consultant’s performance of services for the Company under the Agreement, or any Company products or services which result from the Consultant’s performance of services under the Agreement.

9.	Nothing in the Agreement shall affect the Consultant’s right to use, disseminate, or publish any information that (i) is or becomes available to the public through no breach of the Agreement by the Consultant; (ii) is obtained by the Consultant from a third party who had the legal right to disclose the information to the Consultant; (iii) is already in the possession of the Consultant on the date the Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order, provided that the Consultant takes reasonable steps to provide the Company with sufficient prior notice to allow the Company to consent to the disclosure or seek a protective order. In addition, the Company’s confidential information does not include information generated by the Consultant (whether alone or with others) unless the Consultant generated the information (i) during the course of performing consulting services for the Company under the Agreement and (ii) outside the course of the Consultant’s activities as an HHMI employee or Host Institution faculty member.

10.	The Company acknowledges and agrees that nothing in the Agreement shall affect the Consultant’s obligations to HHMI or the Host Institution, the Consultant’s research on behalf of HHMI or the Host Institution, the Consultant’s ability to submit and publish the results of HHMI or Host Institution research, or research collaborations in which the Consultant is a participant, and that the Agreement shall have no effect upon transfers (by way of license or otherwise) to third parties of materials or intellectual property developed in whole or in part by the Consultant as an HHMI employee or Host Institution faculty member.

11.	The Consultant has the right to terminate the Agreement at any time by providing at least thirty (30) days written notice of termination (or such shorter notice period as may be provided in the Agreement) to the Company.

12.	Paragraphs 6, 7, 8, 9, 11, 12, 13, 14 and 15 of these Uniform Provisions shall survive termination of the Agreement.

13.	The Company may use the Consultant’s name, and in doing so may cite the Consultant’s relationship with HHMI and that of Host Institution, so long as any such usage (i) is limited to reporting factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product or service. However, the Company shall not use the Consultant’s name or HHMI’s name or the name of Host Institution in any press release, or quote the Consultant in any company materials, or otherwise use the Consultant’s name or HHMI’s name or the name of Host Institution in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance HHMI’s and/or Host Institution’s written consent, and, in the case of the use of the Consultant’s name, the Consultant’s consent as well.

14.	The Consultant and the Company acknowledge that (i) the Consultant is entering into the Agreement and these Uniform Provisions in the Consultant’s individual capacity and not as an employee or agent of HHMI or Host Institution, (ii) neither HHMI or Host Institution is a party to the Agreement or the Uniform Provisions and has no liability or obligation under them, and (iii) HHMI is an intended third-party beneficiary of the Agreement and the Uniform Provisions and certain provisions of the Agreement and the Uniform Provisions are for HHMI’s benefit and are enforceable by HHMI in its own name.

15.	If the Agreement is governed by California law, the parties acknowledge and agree that the Agreement is not a contract of employment under California law, and the Consultant is not an employee of the Company for any purpose under California law.

16.

These Uniform Provisions shall be in effect for the full term of the Agreement. The Company and the Consultant agree that any amendment of the Agreement (including, without limitation, any extension of the Agreement’s term or any change in the consideration to be provided to the Consultant under the Agreement) or any other departure from the terms or conditions of the Agreement must be signed by the Consultant and an authorized representative of the Company, and also is subject to HHMI’s and Host Institution’s prior written approval.

17.	If any of these Uniform Provisions is adjudicated to be invalid, unenforceable, contrary to, or prohibited under applicable laws or regulations of any jurisdiction, the Agreement shall terminate as of the date such adjudication is effective.

Spark Therapeutics, LLC [must be signed by an authorized representative]

By:	/s/ Jeffrey D. Marrazzo
Name:	Jeffrey D. Marrazzo
Title:	President & CEO
Date: 12/16/2013

/s/ Katherine A. High
Katherine A. High, M.D.
Date: 12/16/2013